Exhibit 99.1


Cimarex Energy Co.                                                |CIMAREX logo|
1700 Lincoln Street, Suite 1800
Denver, CO 80203
Phone: (303) 295-3995

         Cimarex Announces Third-Quarter Production Volumes and Provides
                                Operations Update


DENVER, October 30, 2007 - Cimarex Energy Co. (NYSE: XEC) today announced that third-quarter 2007 oil and gas production volumes averaged 448.5 million cubic feet equivalent per day (MMcfe/d), up from 447.5 MMcfe/d in the third quarter of 2006.

Reflecting positive results from new horizontal oil wells in southeast New Mexico and West Texas, third-quarter oil production grew 12.5% to an average of 20,537 barrels per day. Gas production in the latest quarter averaged 325.2 million cubic feet per day (MMcf/d) versus 338.0 MMcf/d a year-earlier.

Third-quarter prices are expected to be in the range of $6.35 to $6.45 per thousand cubic feet of gas and $71.25 to $71.75 per barrel of oil.

Exploration and Development Activity
Cimarex drilled 345 gross (199 net) wells during the first nine months ended September 30, 2007, completing 92% as producers. Exploration and development capital investment for 2007 is projected to be approximately $1 billion focused on oil and gas plays principally located in the Mid-Continent, Permian Basin and Gulf Coast areas of the United States. Drilling activity remains active with 31 operated rigs currently running.

Mid-Continent
-------------
Cimarex drilled 191 gross (97 net) wells in the Mid-Continent region during the first three quarters of 2007, completing 96% as producers. Third-quarter 2007 Mid-Continent production volumes averaged 194.3 MMcfe/d, an increase of 6% over third-quarter 2006.

Texas Panhandle Granite Wash drilling totaled 70 gross (51 net) wells with 100% completed as producers. Notable wells commencing production during the third quarter include the Wilson 2-217 (90% working interest) at 7.1 MMcfe/d, DD Payne B3H (50% working interest) at 2.7 MMcfe/d, Hobart Ranch 67-18 (100% working interest) at 2.1 MMcfe/d, Earp 58-4 (80% working interest) at 2.0 MMcfe/d.

Anadarko Basin and Southern Oklahoma drilling totaled 69 (22 net) wells with 91% being completed as producers. Wells in this area recently commencing production include the Barney 1-29 (l00% working interest) at 4.9 MMcfe/d and the Harrell A9 (100% working interest) at 3.8 MMcfe/d.

Twelve operated rigs are currently drilling in the Mid-Continent region, including six in the Texas Panhandle.

Permian Basin
-------------
Permian Basin drilling for the first nine months of 2007 totaled 122 gross (80 net) wells, 92% of which were completed as producers. Third-quarter 2007 Permian Basin production volumes averaged 145.1 MMcfe/d, a 12% increase over the third quarter of 2006. Permian third-quarter 2007 oil production reached a record high 9,557 barrels per day, 18% greater than the third quarter of 2006. Increased oil production is a result of successful horizontal drilling programs in southeast New Mexico and West Texas.

Year-to-date southeast New Mexico drilling totaled 47 gross (32 net) wells with 89% being completed as producers. Recent wells brought on production in southeast New Mexico include the Crow Flats 16 State 2H (73% working interest) at 350 barrels of oil per day, Home State Com 1 (100% working interest) at 3.0 MMcfe/d and the State HH 2 (100% working interest) at 2.9 MMcfe/d.

A total of 21 gross (12 net) wells were drilled in West Texas, of which 90% were successful. In Ward and Winkler Counties drilling totaled 15 gross (seven net) horizontal wells in the Third Bone Spring formation. As a result of this program, Third Bone Spring gross production has increased from approximately 600 BOE/d in early to 2006 to nearly 5,000 BOE/d currently.

Cimarex has 15 operated rigs drilling in the Permian Basin, including seven in southeast New Mexico and eight in West Texas.

Gulf Coast/Gulf of Mexico
-------------------------
Cimarex drilled 32 gross (23 net) Gulf Coast wells during the first nine months of 2007, completing 69% as producers. Third-quarter 2007 Gulf Coast production volumes averaged 67.5 MMcfe/d, a decrease of 8% from third-quarter 2006 volumes of 73.0 MMcfe/d. Fluctuations in Gulf Coast volumes reflect the timing of production additions from new wells relative to natural reservoir declines.

Current year Yegua/Cook Mountain drilling in Liberty and Hardin Counties, Texas has totaled 12 gross (ten net) wells with an 83% success rate. Wells recently commencing production include the Grammier 1 (98% working interest) at 5.8 MMcfe/d, Blackstone Rock Creek 1 (100% working interest) at 5.6 MMcfe/d and the Barbeaud 1 at 3.5 MMcfe/d.

Offshore activity is currently focused on production facility installations in the Main Pass area. Third-quarter 2007 Gulf of Mexico production volumes averaged 32.6 MMcfe/d, as compared to 51.4 MMcfe/d in the third quarter of 2006. Decline in offshore production is a result of natural reservoir decline and an inactive drilling program.

Cimarex has four operated rigs drilling onshore along the Texas Gulf Coast.

Cimarex will release its third-quarter 2007 financial results on Wednesday, November 7, 2007 before the market opens and will host a follow-up conference call at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time). To access the live, interactive call, please dial 888-603-6873 and reference call ID # 9333148 ten minutes before the scheduled start time. A digital replay will be available for one week following the live broadcast at 877-519-4471 and by using the conference ID # 9333148. The listen-only web cast of the call will be accessible via www.cimarex.com.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.


FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com